      NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS AND ANNOUNCES CASH DIVIDEND FOR THE QUARTER ENDED SEPTEMBER 30, 2005

         Naugatuck, CT, October 19, 2005. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ National Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $537,000 for the quarter ended September 30, 2005 versus a net loss of $893,000 for the quarter ended September 30, 2004. In addition, for the nine month period ended September 30, 2005, the Company announced net income of $1.4 million compared to a net loss of $115,000 for the nine months ended September 30, 2004. The 2004 periods included three one time charges including a $1.5 million charitable contribution expense relating to the establishment and funding of the Naugatuck Valley Savings and Loan Foundation. Earnings per share for the quarter and nine months ended September 30, 2005 was $.07 and $.19 respectively. Because the formation of the Company was completed on September 30, 2004, per share data for the prior comparative periods is not meaningful and therefore is not presented.

         Net interest income for the quarter ended September 30, 2005 totaled $2.8 million compared to $2.3 million for the quarter ended September 30, 2004, an increase of $434,000 or 18.7%. For the nine month period ended September 30, 2005, net interest income totaled $8.1 million compared to $6.6 million for the nine months ended September 30, 2004, an increase of $1.5 million or 23.4%. The increase in net interest income during both the three and nine month periods was the result of a 16.8% increase in the average balance of interest earning assets in both periods, along with an increase in the average rate earned on these assets of 42 basis points in the three month period and 22 basis points in the nine month period over the 2004 rates. The increase in interest earning assets for the three month and nine month periods is attributed primarily to an increase in the commercial lending and investment portfolios. The average balance of commercial mortgages and loans increased by 31.4% in the three month period and increased by 43.7% in the nine month period. The average balance of investments increased by 67.6% and 45.6% over the same periods. The increases in interest income were partially offset by an increase in interest expense. Interest expense increased by 45.1% in the three month period and by 17.1% in the nine month period, due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings.

         Non interest income was $374,000 for the quarter ended September 30, 2005 compared to $150,000 for the quarter ended September 30, 2004, an increase of 149.3%. For the nine months ended September 30, 2005, non interest income increased 38.2% to $1.1 million compared to $798,000 for the period ended September 30, 2004. The increases in both periods were primarily the result of increases in income from investment advisory services and income from loan fees and charges. Losses on the sale of investments were included in the 2004 periods.


         Non interest expense was $2.6 million for the quarter ended September 30, 2005 compared to $3.9 million for the quarter ended September 30, 2004. The 2004 period included the one time expense relating to the establishment and funding of the Naugatuck Valley Savings and Loan Foundation and a $498,000 expense associated with prepaying FHLB advances. In the quarter ended September 30, 2005, the Company recorded an increase of $398,000 in additional compensation costs, an increase of $55,000 in legal, accounting and consulting fees, an increase of $88,000 in office occupancy expenses and an increase of $53,000 in advertising expenditures over the 2004 period. Non interest expense was $7.5 million for the nine months ended September 30, 2005 compared to $7.6 million for the period ended September 30, 2004. The increases during the nine month period were in the same categories of expenses. These increases are associated with the opening of our new branches in January and July of 2005, expenses related to the adoption of the equity incentive plan previously approved by shareholders, along with additional expenses associated with being a public company.

         The Company's total assets increased by $65.9 million, or 24.8%, to $331.3 million at September 30, 2005 from $265.4 million at December 31, 2004. The growth in assets includes a $22.7 million, or 62.5%, increase in investments and a $34.5 million, or 16.9%, increase in loans.

         Total liabilities were $279.1 million at September 30, 2005 compared to $213.9 million at December 31, 2004. Deposits increased by $38.5 million, or 19.9% from $193.4 million at December 31, 2004 to $231.9 million at September 30, 2005, while advances from the Federal Home Loan Bank of Boston increased from $15.8 million at December 31, 2004 to $44.3 million at September 30, 2005. These deposits and borrowings were used to fund growth in investments and loans.

         Total capital was $52.3 million at September 30, 2005 compared to $51.6 million at December 31, 2004, due to net income of $1.4 million for the nine month period, a net increase to the unrealized loss on available for sale securities of $141,000, year-to-date dividends of $375,000 paid to stockholders and $159,000 in capital adjustments related to the Company's 2005 Equity Incentive Plan. At September 30, 2005, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

         In addition, on October 18, 2005, the Board of Directors of Naugatuck Valley Financial Corporation declared a cash dividend for the quarter ended September 30, 2005, of $.04 per share to stockholders of record on November 4, 2005. Payment of the cash dividend will be made on or about December 1, 2005.

         Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan, headquartered in Naugatuck, Connecticut with five other offices in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.


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

                             SELECTED FINANCIAL CONDITION DATA
-----------------------------------------------------------------------------------------------------
                                                                SEPTEMBER 30,        DECEMBER 31,
                                                                     2005                2004
--------------------------------------------------------------------------------   ------------------
                                                                           (UNAUDITED)
                                                                         (IN THOUSANDS)
ASSETS
Cash and due from depository institutions                          $      5,727         $      7,552
Investment in federal funds                                               6,871                   23
Investment securities                                                    58,924               36,264
Loans receivable, net                                                   238,326              203,820
Deferred income taxes                                                     1,184                1,042
Other assets                                                             20,275               16,748
                                                                   ------------         ------------
            TOTAL ASSETS                                           $    331,307         $    265,449
                                                                   ------------         ------------

LIABILITIES AND CAPITAL
Liabilities
    Deposits                                                       $    231,922         $    193,366
    Advances from Federal Home Loan Bank of Boston                       44,259               15,826
    Other liabilities                                                     2,871                4,686
                                                                   ------------         ------------
            TOTAL LIABILITIES                                           279,052              213,878
                                                                   ------------         ------------
Total Capital                                                            52,255               51,571
                                                                   ------------         ------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $    331,307         $    265,449
                                                                   ============         ============


                                   SELECTED OPERATIONS DATA

                                                           NINE MONTHS ENDED          THREE MONTHS ENDED
                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                       -------------------------   --------------------------
                                                          2005          2004          2005          2004
                                                      ------------   -----------   ------------  ------------
                                                                            (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)

Total interest income                                  $   11,363    $     9,348   $     4,124   $     3,265
Total interest expense                                      3,272          2,794         1,367           942
                                                       -----------   ------------  ------------  ------------
           Net interest income                              8,091          6,554         2,757         2,323
                                                       -----------   ------------  ------------  ------------
Provision for loan losses                                      32              -             -             -
                                                       -----------   ------------  ------------  ------------
Net interest income after provision for loan losses         8,059          6,554         2,757         2,323
                                                       -----------   ------------  ------------  ------------
Noninterest income                                          1,103            798           374           150
Noninterest expense                                         7,504          7,645         2,596         3,892
                                                       -----------   ------------  ------------  ------------
Income (loss) before provision
    for income taxes                                        1,658           (293)          535        (1,419)
Provision (benefit) for income taxes                          299           (178)           (2)         (526)
                                                       -----------   ------------  ------------  ------------
           Net Income (loss)                           $    1,359    $      (115)  $       537   $      (893)
                                                       -----------   ------------  ------------  ------------
Earnings per common share - basic and diluted          $     0.19            N/M   $      0.07           N/M



                                 SELECTED FINANCIAL RATIOS
------------------------------------------------------------------------------------------------------
                                                                      For the Three Months
SELECTED PERFORMANCE RATIOS: (1)                                       Ended September 30,
                                                              --------------------------------------
                                                                    2005                2004
                                                              -----------------   ------------------
Return on average assets                                            0.67%               -1.30%
Return on average equity                                            4.08               -15.84
Interest rate spread                                                3.56                 3.69
Net interest margin                                                 3.76                 3.70
Efficiency ratio (2)                                               82.66               157.06


ASSET QUALITY RATIOS:                                         AT SEPTEMBER 30,    AT DECEMBER 31,
                                                              --------------------------------------
                                                                    2005                2004
                                                              -----------------   ------------------
                                                                     (DOLLARS IN THOUSANDS)
Allowance for loan losses                                      $     1,878          $     1,829
Allowance for loan losses as a percent of total loans                 0.78%                0.89%
Allowance for loan losses as a percent of
   nonperforming loans                                              722.31               306.88
Net charge-offs to average loans
   outstanding during the period                                         -                    -
Nonperforming loans                                            $       260          $       596
Nonperforming loans as a percent of total loans                       0.11                 0.29
Nonperforming assets                                           $       306          $       664
Nonperforming assets as a percent of total assets                     0.09                 0.25
-----------------------------------------------------------------------------------------------------

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.


Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000